Filed Pursuant to Rule 424(b)(2)
Registration No. 333-171806
876,005 Units Strategic Accelerated Redemption Securities® Linked to the Russell 2000® Index, due September 10, 2012 $10 principal amount per unit Term Sheet No. 32 Royal Bank of Canada	Pricing Date Settlement Date Maturity Date CUSIP No.	August 30, 2011 September 7, 2011 September 10, 2012 78009M728

Strategic Accelerated Redemption Securities®
▪    The notes have a maturity of approximately one year and are callable at approximately 6, 9 and 12 months after issuance

▪    The notes will be called at $10 per unit plus a Call Premium if the closing level of the Russell 2000® Index (the “Index”) on any Observation Date is equal to or greater than 100% of its Starting Value.

▪    The Call Premium is 17.8700% per annum if called on the final Observation Date (equivalent to 8.9350% if the notes are called on the first Observation Date, or 13.4025% if the notes are called on the second Observation Date).

▪    1-to-1 downside exposure with up to 95% of the principal amount at risk if the notes are not called and the closing level of the Index on the final Observation Date decreases below the Threshold Value

▪    Payments on the notes are subject to the credit risk of Royal Bank of Canada

▪    No periodic interest payments

▪    No listing on any securities exchange

▪    The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States.

The notes are being offered by Royal Bank of Canada (“RBC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-10 of product supplement STR-1. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Result in a Loss

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$ 10.000	$8,760,050.00
Underwriting discount (1)	$ 0.125	$109,500.63
Proceeds, before expenses, to Royal Bank of Canada	$ 9.875	$8,650,549.37

(1)
The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.975 per unit and $0.10 per unit, respectively.

Merrill Lynch & Co. August 30, 2011

Strategic Accelerated Redemption Securities®
Linked to the Russell 2000® Index, due September 10, 2012

Summary

The Strategic Accelerated Redemption Securities® Linked to the Russell 2000® Index, due September 10, 2012 (the “notes”), are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes will be subject to the credit risk of RBC.

The notes provide for an automatic call if the Observation Level of the Russell 2000® Index (the “Index”) on any Observation Date after issuance is equal to or greater than the Call Level. If the notes are called, you will receive the Original Offering Price of the notes plus the applicable Call Premium. If your notes are not called, the amount you receive on the maturity date will not be greater than the Original Offering Price per unit and will be based on the percentage decrease in the level of the Index from the Starting Value to the Ending Value. You must be willing to forgo interest payments on the notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes. You also must be prepared to have us call your notes on any Observation Date. Your gain or loss for U.S. federal income tax purposes will generally be long-term capital gain or loss if the notes are held for more than one year, and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, any capital gain or loss generally will be short-term capital gain or loss for U.S. federal income tax purposes.  Any such gain or loss is subject to certain U.S. tax implications, set forth under “Certain U.S. Federal Income Taxation Considerations.”

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our,” or similar references are to RBC.

Terms of the Notes		Determining Payments on the Notes
Issuer:	Royal Bank of Canada (“RBC”)

Automatic Call Provision:

If on any Observation Date, the Observation Level is equal to or greater than the Call Level, the notes will be automatically called. If the notes are called, you will receive $10 per unit plus the applicable Call Premium.

Payment at Maturity:

If the notes are not called prior to the maturity date, you will receive the Redemption Amount per unit on the maturity date, calculated as follows:

Original Offering Price:	$10.00 per unit
Term:	Approximately one year
Market Measure:	Russell 2000® Index (Bloomberg symbol: “RTY”)
Starting Value:	728.08
Ending Value:
The closing level of the Market Measure on the final Observation Date. If it is determined that a scheduled Observation Date is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled Observation Date, the Ending Value will be determined as more fully described beginning on page S-25 of product supplement STR-1.

Observation Level:	The closing level of the Market Measure on any Observation Date
Observation Dates:	February 21, 2012, May 22, 2012, and August 31, 2012 (the final Observation Date).
Call Level:	100% of the Starting Value
Call Amounts (per Unit):	$10.89350 if called on February 21, 2012, $11.34025 if called on May 22, 2012, and $11.78700 if called on August 31, 2012.
Call Premium:	17.87% of the Original Offering Price per annum.
Call Settlement Date:
The fifth Banking Business Day following an Observation Date, if the notes are called on that Observation Date, subject to postponement as described on page S-25 of product supplement STR-1; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	691.68, which is 95% of the Starting Value (rounded to two decimal places).
Calculation Agent:	MLPF&S
Tax Treatment:
By purchasing these notes, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize a note for U.S. federal income tax purpose as a pre-paid derivative contract with respect to the Index, as described in more detail in the section entitled “Certain U.S. Federal Income Taxation Considerations” on page TS-10 below.
For a discussion of certain Canadian federal income tax consequences, please see the section entitled “Certain Canadian Federal Income Taxation Considerations” on page TS-10 below.

Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.125 per unit as listed on the cover page and an additional charge of $0.05 per unit more fully described on page TS-7.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Russell 2000® Index, due September 10, 2012

Hypothetical Payments on the Notes

Set forth below are five hypothetical examples of payment calculations (rounded to five decimal places).  These examples have been prepared for purposes of illustration only.  Your actual return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Level, and term of your investment.  The following examples do not take into account any tax consequences from investing in the notes.  These hypothetical examples are based on:

1) a Starting Value of 100.00;

2) a Threshold Value of 95.00, or 95% of the Starting Value;

3) a Call Level of 100.00, or 100% of the Starting Value;

4) the term of the notes from September 7, 2011 to September 10, 2012;

5) the Call Premium of 17.87% of the Original Offering Price per unit per annum; and

6) Observation Dates occurring on February 21, 2012, May 22, 2012, and August 31, 2012.

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent the actual Starting Value of 728.08, the closing level of the Index on the pricing date. For recent actual levels of the Index, see “The Index” section below, beginning on page TS-8.

The Notes Are Called on One of the Observation Dates

The notes have not been previously called and the Observation Level on the relevant Observation Date is equal to or greater than the Call Level. Consequently, the notes will be called at $10.00 plus the applicable Call Premium.

Example 1

If the call is related to the Observation Date that falls on February 21, 2012, the Call Amount per unit will be:
$10.00 plus the Call Premium of $0.89350 = $10.89350 per unit.

Example 2

If the call is related to the Observation Date that falls on May 22, 2012, the Call Amount per unit will be:
$10.00 plus the Call Premium of $1.34025= $11.34025 per unit.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Russell 2000® Index, due September 10, 2012

Example 3

If the call is related to the Observation Date that falls on August 31, 2012, the Call Amount per unit will be:
$10.00 plus the Call Premium of $1.78700 = $11.78700 per unit.

The Notes Are Not Called on Any of the Observation Dates

Example 4

The notes are not called on any of the Observation Dates and the Ending Value of the Index on the final Observation Date is not less than 95.00, the Threshold Value. The Redemption Amount per unit will therefore be $10.00000.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Russell 2000® Index, due September 10, 2012

Example 5

The notes are not called on any of the Observation Dates and the Ending Value of the Index on the final Observation Date is less than 95.00, the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the Original Offering Price per unit.

If the Ending Value is 80.00, or 80% of the Starting Value, the Redemption Amount will be:

Summary of the Hypothetical Examples
Notes Are Called on an Observation Date	Observation Date on February 21, 2012	Observation Date on May 22, 2012	Observation Date on August 31, 2012
Starting Value	100.00	100.00	100.00
Call Level	100.00	100.00	100.00
Observation Level on the Observation Date	110.00	105.00	105.00
Return of the Index (excluding any dividends)	10.00%	5.00%	5.00%
Return of the Notes	8.9350%	13.4025%	17.8700%
Call Amount per Unit	$10.89350	$11.34025	$11.78700

Notes Are Not Called on Any Observation Date	Ending Value Is Greater than the Threshold Value	Ending Value Is Less than the Threshold Value
Starting Value	100.00	100.00
Ending Value	97.00	80.00
Threshold Value	95.00	95.00
Return of the Index (excluding any dividends)	-3.00%	-20.00%
Return of the Notes	0.00%	-15.00%
Redemption Amount per Unit	$10.00000	$8.50000

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Russell 2000® Index, due September 10, 2012

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. The following is a list of certain of the risks involved in investing in the notes. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement STR-1 and page 1 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called prior to maturity, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return, if any, is limited to the return represented by the Call Premium.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, may be less than the return on a comparable investment directly in the stocks included in the Index.

▪
Investors are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the notes. Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the notes.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪
The costs of developing, hedging, and distributing the notes described on page TS-7 are reflected in the public offering price, and will not be reflected in secondary market prices.  As a result, the price at which you may sell the notes in any secondary market may be significantly lower than the public offering price.

▪	A trading market is not expected to develop for the notes. We, MLPF&S, and our respective affiliates are not obligated to make a market for, or to repurchase, the notes.

▪	The amount that you receive at maturity or upon a call will not be affected by all developments relating to the Index.

▪	Russell Investments (“Russell”) may adjust the Index in a way that affects its level, and Russell has no obligation to consider your interests.

▪
You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive any of those securities or dividends or other distributions of the issuers of those securities.

▪
While we, MLPF&S, and our respective affiliates may from time to time own shares of companies included in the Index, we, MLPF&S, and our respective affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪
If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price.

▪	Purchases and sales by us, MLPF&S, and our respective affiliates of shares of companies included in the Index may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value.

▪	Our business activities, and those of MLPF&S, relating to the companies represented by the Index may create conflicts of interest with you.

▪
The calculation agent will have the authority to make determinations that could affect the value of your notes. We have the right to appoint and, under some circumstances, remove the calculation agent.

▪
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Certain U.S. Federal Income Taxation Considerations” on page TS-10 below and “U.S. Federal Income Tax Summary” beginning on page S-45 of product supplement STR-1.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Russell 2000® Index, due September 10, 2012

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪      You anticipate that the closing level of the Index will be equal to or greater than the Call Level on any Observation Date and in that case you seek an early exit prior to maturity at a premium.

▪      You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the notes are called, regardless of the performance of the Index from the Starting Value to the date on which the notes are called.

▪      You are willing to accept that the notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the Original Offering Price per unit.

▪      You accept that your investment will result in a loss, which could be significant, if the closing level of the Index is below the Threshold Value on the final Observation Date.

▪      You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪      You seek exposure to the Index with no expectation of receiving dividends or other benefits of owning the stocks included in the Index.

▪      You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪      You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

▪      You want to hold your notes for the full term.

▪      You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value.

▪      You anticipate that the Observation Level will not be equal to or greater than the Call Level on any Observation Date.

▪      You seek a return on your investment that will not be capped at the Call Premium.

▪      You seek 100% principal protection or preservation of capital.

▪      You seek interest payments or other current income on your investment.

▪      You want to receive dividends or other distributions paid on the stocks included in the Index.

▪      You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪      You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Supplement to the Plan of Distribution and Role of MLPF&S

We will deliver the notes against payment therefor in New York, New York on September 7, 2011, which is the fifth business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us on the issue date as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.  The public offering price includes, in addition to the underwriting discount, an amount equal to approximately $0.05 per unit, which does not require any additional cash payment by investors beyond the public offering price on the settlement date to purchase the notes from MLPF&S.  This amount reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and our resulting obligations are hedged.  The fees charged reduce the economic terms of the notes.  Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates.  As a result of these amounts, the price at which you may sell the notes in any secondary market may be significantly lower than the public offering price.  For further information regarding these amounts, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to the Notes” beginning on page S-10 and “Use of Proceeds and Hedging” on page S-23 in product supplement STR-1.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices.  MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in such transactions.  The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Russell 2000® Index, due September 10, 2012

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from information provided by Russell. Additional information on the Index is available on the Russell website: www.russell.com.  We are not incorporating by reference the website or any material included on that website in this term sheet. The information reflects the policies of, and is subject to change by, Russell. Russell, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of Russell discontinuing publication of the Index are discussed in the section entitled “Description of the Notes—Discontinuance of a Non-Exchange Traded Fund Market Measure” beginning on page S-38 of product supplement STR-1. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

“Russell 2000®” and “Russell 3000®” are trademarks of Russell and have been licensed for use in this offering by us. The notes are not sponsored, endorsed, sold, or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the notes.

Russell began dissemination of the Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the Index. The Index was set to 135 as of the close of business on December 31, 1986. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Index consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and current index membership) included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 99% of the U.S. equity market. The Index is determined, comprised, and calculated by Russell without regard to the notes.

Selection of Stocks Underlying the Index

All companies eligible for inclusion in the Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. For the 2010 reconstitution, Russell will use one year of assets or revenues data to determine the country for the company. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion, but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

An important criteria used to determine the list of securities eligible for the Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

Companies with a total market capitalization of less than $30 million are not eligible for the Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Index. Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion.

Annual reconstitution is a process by which the Index is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the Index using the then existing market capitalizations of eligible companies. Reconstitution of the Index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Russell 2000® Index, due September 10, 2012

As a capitalization-weighted index, the Index reflects changes in the capitalization, or market value, of the component stocks relative to the entire market value of the Index. The current Index level is calculated by adding the market values of the Index’s component stocks, which are derived by multiplying the price of each stock by the number of shares publicly available, to arrive at the available market capitalization of the 2,000 stocks. The available market capitalization is then divided by a divisor, which represents the index value of the Index. To calculate the Index, closing prices will be used from the primary exchange of each security. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Index. In order to provide continuity for the Index’s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

The following graph sets forth the monthly historical performance of the Index in the period from January 2006 through July 2011. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes. On the pricing date, the closing level of the Index was 728.08.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.  Historical trading levels for the Index can be found on Russell’s website at http://www.russell.com/Indexes/data/index_daily_values.asp.

License Agreement

We have entered into a non-exclusive license agreement with Russell providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by Russell (including the Index) in connection with certain securities, including the notes. The license agreement provides that the following language must be stated in this term sheet:

The notes are not sponsored, endorsed, sold, or promoted by Russell. Russell makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general stock market performance or a segment of the same. Russell’s publication of the Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Index is based. Russell’s only relationship to us is the licensing of certain trademarks and trade names of Russell and of the Index, which is determined, composed, and calculated by Russell without regard to us or the notes. Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the Index. Russell has no obligation or liability in connection with the administration, marketing, or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, INVESTORS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Russell 2000® Index, due September 10, 2012

Certain U.S. Federal Income Taxation Considerations

Some of the tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussion under “U.S. Federal Income Tax Summary” beginning on page S-45 of product supplement STR-1. As described in product supplement STR-1, this section applies to you only if you hold your notes as capital assets for tax purposes, and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement STR-1.  In addition, except for the discussion under the heading “Recently Enacted Legislation,” this section does not apply to you if you are not a U.S. holder (as defined on page S-46 of product supplement STR-1).  Other U.S. federal income tax consequences to a person other than a U.S. holder of investing in the notes are discussed under the heading “U.S. Federal Income Tax Summary – Non-U.S. Holders” on page S-49 of product supplement STR-1.

The United States federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below.  By purchasing the notes, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize a note for U.S. federal income tax purposes as a pre-paid derivative contract with respect to the Index.  If your notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes.  Such gain or loss should generally be long term capital gain or loss if you have held your notes for more than one year, and will be short term capital gain if the notes are called on the first or second Observation Dates.

In the opinion of our special U.S. tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the notes in the manner described above.

The Internal Revenue Service released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, if issued, holders of such instruments will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. We intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and Treasury Department determine that some other treatment is more appropriate. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your notes should end on the date on which the amount you are entitled to receive upon the call of your notes is determined, even though you may not receive any amounts in respect of your notes prior to the maturity of the notes.  In such case, if your notes are called on the final Observation Date (which will be within one year after the issuance of the Notes), you may be treated as having a holding period in respect of your notes that is less than one year even though the call settlement date upon which you will receive the call proceeds in respect of your notes will occur more than one year after the issuance of the notes.

Recently Enacted Legislation.  Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your notes), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the return on which to report the relevant information. However, once the Internal Revenue Service issues the return, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such return.  Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

For a further discussion of the tax treatment of your notes as well as other possible alternative characterizations, please see the discussion under the heading “U.S. Federal Income Tax Summary” beginning on page S-45 of product supplement STR-1.  You should consult your tax advisor as to the possible alternative treatments in respect of the notes.  For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion in “Risk Factors—General Risks Relating to the Notes—Significant aspects of the tax treatment of the notes are uncertain” beginning on page S-17 of product supplement STR-1.

Certain Canadian Federal Income Taxation Considerations

In the opinion of Norton Rose OR LLP, our Canadian tax counsel, interest on a note (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest, such as the Call Premium and any amount paid at maturity in excess of the amount paid for the note) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Index is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the product supplement dated February 24, 2011, the section entitled “Certain Income Tax Consequences” in the prospectus supplement dated January 28, 2011, and the section entitled “Tax Consequences” in the prospectus dated January 28, 2011.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Russell 2000® Index, due September 10, 2012

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STR-1 dated February 24, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000609/d214110424b5.htm

▪	Series E MTN prospectus supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

▪	Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.

The terms appearing under the captions “Summary—Terms of the Notes” and “Summary—Determining Payments on the Notes” on page TS-2 above, the pricing date, settlement date and maturity date appearing on the cover page, and the applicable terms included in the documents listed under “Additional Terms” above are incorporated into the master global security that represents the notes and is held by The Depository Trust Company.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics.  The following description is meant solely for informational purposes and is not intended to fully describe any particular Market-Linked Investment nor guarantee any particular performance.

The notes are an “Enhanced Return” Market-Linked Investment having the terms and investment risks and considerations described elsewhere in this term sheet.  MLPF&S generally categorizes Enhanced Return Market-Linked Investments as short- to medium-term investments that may offer you the potential to receive better than market returns on the performance of the underlying asset.  In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments do not assure full, or any repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent corporation of MLPF&S.

Strategic Accelerated Redemption Securities®